Exhibit 99.1

NEI / 25 Dan Road Canton, MA / 02021-2817 / telephone: 781 332 1000 / fax: 781 770 2000   www.nei.com

NEI ANNOUNCES FINANCIAL RESULTS FOR THE THIRD FISCAL QUARTER OF 2011

Achieves 7% Year-over-Year Increase in Revenues of $66.1 Million and Record Profitability

CANTON, Mass., July 28, 2011 — NEI (Nasdaq: NEI), a leading provider of server-based application platforms, deployment solutions and lifecycle support services for software technology developers and OEMs worldwide, today reported financial results for its third fiscal quarter, the period ended June 30, 2011.

Third Quarter Financial Performance

•                  Net revenues were $66.1 million, an increase of 7% compared to $61.6 million for the third fiscal quarter last year and a 2% sequential increase compared to the $65.0 million reported for the second fiscal quarter. The results exceeded the top end of the guidance of $61 to $66 million.

•                  Gross margin was 11.8 percent of net revenues, better than the guidance of 10.5 to 11.0 percent and compared to 11.0 percent for the third fiscal quarter of the prior year.

•                  Operating expenses were $6.1 million, including $183,000 of stock-based compensation expense and $332,000 of amortization expense, and within the guidance range of $5.9 million to $6.4 million. Operating expenses compared to $6.1 million in the year-ago third quarter, which included $205,000 of stock-based compensation expense and $389,000 of amortization expense.

•                  Net income on a GAAP basis was $1.9 million, or $0.04 per share, which included $214,000 of stock-based compensation expense and $332,000 of amortization expense. The results were better than guidance of $400,000 to $900,000 and compared to net income of $672,000, or $0.01 per share, which included $243,000 of stock-based compensation expense and $389,000 of amortization expense in the same period a year ago.

•                  Non-GAAP net income, which excludes stock-based compensation and amortization expenses, was $2.4 million, or $0.06 per share, better than the expected range of non-GAAP profit of $1.0 million to $1.5 million. The non-GAAP net income compared to non-GAAP net income of $1.2 million, or $0.03 per share in the third fiscal quarter of 2010.

•                  EMC represented 63% of net revenues, an increase from the 59% of net revenues reported in the second fiscal quarter.  A portion of the increase is due to EMC’s acquisition of NetWitness, an NEI customer, during the third fiscal quarter.  Excluding NetWitness, EMC would have represented 61% of net revenues.

Greg Shortell, President and Chief Executive Officer of NEI, commented, “We continued to execute our business plan during the quarter, as evidenced in our revenues exceeding the top end of our guidance range, keeping our operating expenses in check, with higher gross margins and our seventh consecutive profitable quarter. We booked the initial revenue from our recently announced win at Mavenir Systems and won new appliance business for Symantec, a leading global security, backup and storage management software provider. These two wins are consistent with our strategy to win large, run-rate accounts and demonstrate that we are making steady progress in our business development efforts. This was the third consecutive quarter in which we improved our bottom line and we’re pleased to report a record quarterly profit. ”

For the nine month period ended June 30, 2011, net revenues were $202.8 million, compared to $160.7 million for the same period in 2010, an increase of 26 percent. Gross margin was $22.9 million, or 11.3 percent of net revenues, compared with gross margin of $19.3 million, or 12.0 percent of net revenues, for the same period last year. Total operating expenses were $18.2 million, or 9.0 percent of net revenues, compared with $18.2 million last year, or 11.3 percent of net revenues in the same period last year. On a GAAP basis, the Company reported net income of $4.7 million, or $0.11 per share, compared with net income of $1.1 million, or $0.03 per share, in the same period last year. The Company’s non-GAAP net income, which excludes stock-based compensation and amortization expenses, was $6.4 million compared to non-GAAP net income of $3.0 million for the same period last year.

Balance Sheet

NEI finished the quarter with $15.0 million in cash and cash equivalents and $55.6 million in working capital. Accounts receivable increased to $41.9 million and inventory levels decreased to $22.6 million compared to $38.8 million and $26.5 million, respectively, as of March 31, 2011. NEI also has a $10 million bank credit facility that it has yet to utilize.

Business Outlook

NEI currently anticipates the following results for its fiscal fourth quarter ending September 30, 2011, based on current forecasts from certain customers and historical trends.

•                  Net revenues in the range of $63 million to $68 million.

•                  Gross margin in the range of 11.0 percent to 11.5 percent of net revenues.

•                  Operating expenses between $5.9 million and $6.4 million, including an estimated $185,000 of stock-based compensation expense and amortization expense of $332,000.

•                  Net income on a GAAP basis in the range of $1.4 million to $1.9 million.

•                  Net income on a non-GAAP basis in the range of $1.9 million to $2.4 million.

“We are projecting that our performance in the fourth fiscal quarter will be similar to the financial results achieved in our third fiscal quarter,” stated Doug Bryant, Chief Financial Officer. “This guidance continues to be driven by forecasts from our customers and reflects an expected increase in revenues from our telecommunications customers that is projected to offset the impact of EMC’s dual-sourcing decision that we previously announced.”

Conference Call Details

In conjunction with this announcement, NEI management will conduct a conference call at 10 a.m. (ET) to discuss the Company’s operating performance. The conference call will be available live via the Internet by accessing the NEI web site at www.nei.com on the investor relations page. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

To listen to the conference call via phone, please dial 1-877-407-9039 or 1-201-689-8470. For those who cannot access the live broadcast, a replay will be available by dialing 1-877-870-5176 or 1-858-384-5517, and entering the passcode “375823” from three hours after the end of the call until 12 p.m. (ET) on August 5, 2011. The archived webcast will also be available at the NEI web site.

Important Information about Non-GAAP References

References by NEI (the “Company”) to non-GAAP net income and non-GAAP per share information refer to net income or per share information excluding stock-based compensation expense and amortization expense. GAAP requires that these expenses be included in determining net income or loss and per share information. The Company’s management uses non-GAAP operating expenses, and associated non-GAAP net income (which is the basis for non-GAAP per share information) to make operational and investment decisions, and the Company believes that they are among several useful measures for an enhanced understanding of its operating results for a number of reasons.

First, although the Company undertakes analyses to ensure that its stock-based compensation grants are in line with peer companies and do not unduly dilute shareholders, the Company allocates grants and measures them at the corporate level. Second, management excludes their financial statement effect when planning or measuring the periodic financial performance of the Company’s functional organizations since they are episodic in nature and unrelated to its core operating metrics. Lastly, we believe that providing non-GAAP per share information affords investors a view of results that may be more easily compared to peer companies and enables investors to consider the Company’s results on both a GAAP and non-GAAP basis in periods when the Company is undertaking non-recurring activities.

The Company believes these non-GAAP measures will aid investors’ overall understanding of the Company’s results by providing a higher degree of transparency for certain expenses, and providing a level of disclosure that will help investors understand how the Company plans and measures its own business. However, non-GAAP net income should be construed neither as an alternative to GAAP net income or loss or per share information as an indicator of our operating performance nor as a substitute for cash flow from operations as a measure of liquidity because the items excluded from the non-GAAP measures often have a material impact on the Company’s results of operations. Therefore, management uses, and investors should use, non-GAAP measures only in conjunction with the Company’s reported GAAP results.

About NEI

NEI is a leading provider of server-based application platforms and lifecycle support services for software developers and OEMs worldwide. Through its expertise and comprehensive suite of solution design, system integration, application management, global logistics, support, and maintenance services, NEI is redefining application deployment solutions to provide customers with a sustainable competitive advantage. More than a decade of appliance innovation with the ability to provide physical, virtual and cloud-ready solutions makes NEI one of the most trusted software deployment partners in the industry. Founded in 1997, NEI is headquartered in Canton, Massachusetts, with facilities in Plano, Texas and Galway, Ireland, and trades on the NASDAQ exchange under the symbol NEI. For more information, visit www.nei.com.

Safe Harbor for Forward-Looking Statements

Statements in this press release regarding the Company’s future financial performance, including statements regarding future net revenues, gross margin, operating expenses including stock-based compensation expenses and amortization expense, net income, profitability and any other statements about the Company’s management’s future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company’s most recent Annual Report on Form 10-K for the year ended September 30, 2010 and the most recent Form 10-Q for the quarter ended March 31, 2011 under the section “Risk Factors” as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. The Company assumes no obligations to update the information included in this press release.

Contact:

Hayden IR

Peter Seltzberg

646-415-8972

peter@haydenir.com

ir@nei.com

Tables to follow

NEI

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010

Net revenues	$66,105	$61,582	$202,764	$160,664
Cost of revenues	58,333	54,833	179,914	141,357

Gross margin	7,772	6,749	22,850	19,307

Operating expenses:
Research and development	1,610	1,745	4,788	5,012
Selling and marketing	1,874	1,858	5,735	5,676
General and administrative	2,273	2,145	6,630	6,365
Amortization of intangible asset	332	389	997	1,167

Total operating expenses	6,089	6,137	18,150	18,220

Income from operations	1,683	612	4,700	1,087
Interest and other income (expense), net	117	(36)	163	(44)

Income before income taxes	$1,800	$576	$4,863	$1,043
Provision for (benefit from) income taxes	(85)	(96)	149	(63)

Net income	$1,885	$672	$4,714	$1,106

Net income per share - basic	$0.04	$0.02	$0.11	$0.03
Net income per share - diluted	$0.04	$0.01	$0.11	$0.03

Shares used in computing basic net income per share	42,951	42,555	42,901	42,210
Shares used in computing diluted net income per share	43,910	45,369	44,072	43,922

The amounts in the table above include employee stock-based compensation as follows (in thousands):

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010

Cost of revenues	$31	$38	$102	$115
Research and development	25	40	87	129
Selling and marketing	76	78	229	247
General and administrative	82	87	260	346

	$214	$243	$678	$837

NEI

Non-GAAP Financial Measures and Reconciliations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010

GAAP net income	$1,885	$672	$4,714	$1,106
Amortization of intangible asset	332	389	997	1,167
Stock-based compensation	214	243	678	837
Benefit from income taxes	—	(125)	—	(125)

Non-GAAP net income	$2,431	$1,179	$6,389	$2,985

GAAP basic net income per share	$0.04	$0.02	$0.11	$0.03
Amortization of intangible asset	0.01	0.01	0.02	0.03
Stock-based compensation	0.01	0.01	0.02	0.02
Benefit from income taxes	—	(0.00)	—	(0.00)

Non-GAAP basic net income per share	$0.06	$0.03	$0.15	$0.07

GAAP diluted net income per share	$0.04	$0.01	$0.11	$0.03
Amortization of intangible asset	0.01	0.01	0.02	0.03
Stock-based compensation	0.01	0.01	0.02	0.02
Benefit from income taxes	—	(0.00)	—	(0.00)

Non-GAAP diluted net income per share	$0.06	$0.03	$0.15	$0.07

Shares used in computing GAAP and non-GAAP basic net income per share	42,951	42,555	42,901	42,210

Shares used in computing GAAP and non-GAAP diluted net income per share	43,910	45,369	44,072	43,922

NEI

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30,	September 30,
	2011	2010
ASSETS

Current assets:

Cash and cash equivalents	$15,004	$15,323
Accounts receivable, net	41,897	34,377
Income tax receivable	—	125
Inventories	22,574	23,161
Prepaid expenses and other current assets	7,393	2,746

Total current assets	86,868	75,732

Property and equipment, net	2,580	1,570
Intangible asset, net	5,576	6,574
Goodwill	505	—
Other assets	205	235

Total assets	$95,734	$84,111

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$20,695	$16,447
Accrued liabilities	5,444	4,413
Deferred revenue	5,148	5,101

Total current liabilities	31,287	25,961

Deferred revenue, net of current portion	3,811	2,998

Total liabilities	35,098	28,959

Stockholders’ equity:
Common stock	481	480
Treasury stock	(5,019)	(5,019)
Additional paid-in capital	199,702	198,932
Accumulated deficit	(134,528)	(139,241)

Total stockholders’ equity	60,636	55,152

Total liabilities and stockholders’ equity	$95,734	$84,111

NEI

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010

Cash flows from operating activities:
Net income	$1,885	$672	$4,714	$1,106
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	601	623	1,708	1,864
Stock-based compensation	214	243	678	837
Other adjustments	32	(1)	72	(41)
Changes in operating assets and liabilities	(2,255)	(5,628)	(5,562)	(15,894)

Net cash provided by (used in) operating activities	477	(4,091)	1,610	(12,128)

Net cash (used in) provided by investing activities	(588)	(277)	(1,998)	2,944
Net cash provided by financing activities	7	945	69	860

Net decrease in cash and cash equivalents	(104)	(3,423)	(319)	(8,324)
Cash and cash equivalents, beginning of period	15,108	16,138	15,323	21,039

Cash and cash equivalents, end of period	$15,004	$12,715	$15,004	$12,715

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